Exhibit 99.6

Pre-recorded Employee 800 Number

Carl E. Jones, Jr.

Hello. And thanks for calling to listen to this important message.

We have just announced a major milestone in the history of our proud company. Regions Financial Corp. will merge with Union Planters Corporation and we will become the 14th-largest bank holding company in the United States. We will have assets of more than $80 billion and will be known as Regions Financial Corp. The new Regions will be headquartered in Birmingham, while our mortgage business and Morgan Keegan will be headquartered in Memphis.

The combination of Regions and Union Planters will create a new regional force in banking and financial services. We will have the number one market position in the mid-South region of Alabama, Arkansas, Georgia, Louisiana, Mississippi and Tennessee, and, we will have a strong presence in high-growth, high-potential markets.

We will also have the leading securities brokerage company in the South.

We will serve 5.1 million customers in 15 states – and we will do so with excellent quality customer service.

We are planning a careful and intelligent integration to ensure as seamless a transition as possible. Several key executive decisions have already been made. I will be the CEO of the combined company until my planned retirement in June 2005, and then I will be succeeded by Jack Moore, president and CEO designate. I will then remain as chairman until June 2006, at which time Jack Moore will succeed me in that position.

We’ve also made some other key management decisions. Rick Horsley will continue as vice chairman and COO; Allen Morgan will be vice chairman and chairman of the board of Morgan Keegan; Bryan Jordan will be chief financial officer; and Bob Goethe, will be responsible for mortgage banking. Also working with me will be the co-leaders of the joint transition team, Rick Horsley of Regions and Union Planters Senior Executive Vice President Bob Doxey.

Prior to becoming CEO, Jack Moore will oversee our banking line of business, and will have six regional bank presidents reporting directly to him: Jack Fleischauer, Adolfo Henriques, Pete Miller, Steve Schenck, Sam Upchurch, and John White.

We know that you will have questions and concerns, and top among them may be what about my job? Well, as in any transaction of this kind, there is the unfortunate possibility that some jobs will disappear. However, in this case we expect that number will be minimal because of our limited branch overlap – and because we expect that the normal pace of attrition will effectively address many of the possible position reductions. In fact, we expect the growth of the combined company to eventually lead to expanded career opportunities for our associates.

And, while I’m on the topic of growth, let me share this little story with you. In the course of our discussions with Union Planters, it became very clear to me that our two fine organizations share in many ways the same background and culture. In fact, when we were working on this transaction, we found that Regions and Union Planters have almost the same goal statement for 2004 regarding growth. Regions’, as you know, is: “Growth – through building on our strengths.” Union Planters’ is: “Growth through building a common culture.” What a testament to our shared vision for the future!

In closing, allow me to thank you for your dedication and at the same time assure you that we will continue to keep you informed. I know that with everyone pulling together on behalf of our millions of customers, we will truly create a new regional force in banking – something that in the end will be bigger than the numbers.